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                                                                     EXHIBIT 3.1

                                                                RESTATED FOR SEC
                                                 ELECTRONIC FILING PURPOSES ONLY

                                     CHARTER
                         OF WILSON BANK HOLDING COMPANY

      The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation:

      1.    The name of the corporation is Wilson Bank Holding Company.

      2.    The corporation is for profit.

      3.    The street address of the corporation's principal office is:

                  623 West Main Street
                  Lebanon, Tennessee 37087
                  County of Wilson.

      4.    (a)   The name of the corporation's initial registered agent is
      Randall Clemons.

            (b) The street address of the corporation's initial registered office in Tennessee is:

                  623 West Main Street
                  Lebanon, Tennessee 37087
                  County of Wilson.

      5.    The name and address of the incorporator is:

                  Howard H. Lamar III
                  2700 First American Center
                  Nashville, Tennessee.

      6. The number of shares of stock the corporation is authorized to issue is one hundred (100) shares of Organizational Stock, no par value per share and ten million (10,000,000) shares of Common Stock, $2.00 par value per share.

      7. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this Paragraph 7 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

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      8.    All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, a Board of Directors. The directors shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be initially elected for a term expiring at the first annual meeting of shareholders following the Corporation's annual meeting of shareholders held April 13, 2004. Class II directors shall be initially elected for a term expiring at the second annual meeting of shareholders following the Corporation's annual meeting of shareholders held April 13, 2004. Class III directors shall be initially elected for a term expiring at the third annual meeting of shareholders following the Corporation's annual meeting of shareholders held April 13, 2004. Each class of directors shall thereafter be elected for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify; subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by the Board of Directors. Any director elected to fill a vacancy shall hold office until the next annual meeting following his or her election to the Board of Directors at which time such person will be subject to election and classification.

            Notwithstanding any other provisions of this Charter, the affirmative vote of holders of two-thirds of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provisions as part of this Charter or as part of the Corporation's Bylaws inconsistent with the purpose and intent of this Article 8.